LEGG MASON PERMAL GLOBAL ALTERNATIVES FUND INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Legg Mason Permal Global Alternatives Fund Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that the name of the Corporation is changed to “Legg Mason Permal Alternatives Fund Inc.”

SECOND: The foregoing amendment to the charter of the Corporation does not increase the authorized stock of the Corporation and does not change the preferences, conversion or other rights, voting powers, restrictions and limitations as to dividends, qualifications, or terms or conditions of redemption of the capital stock of the Corporation.

THIRD: The foregoing amendment to the charter of the Corporation has been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Legg Mason Permal Global Alternatives Fund Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on this 6th day of October, 2011.

WITNESS:	LEGG MASON PERMAL GLOBAL ALTERNATIVES FUND INC.

/s/ Thomas C. Mandia	By:	/s/ R. Jay Gerken

Thomas C. Mandia ,		R. Jay Gerken ,
Secretary		President

THE UNDERSIGNED, President of Legg Mason Permal Global Alternatives Fund Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ R. Jay Gerken

R. Jay Gerken , President